Exhibit 3.1

ARTICLES OF INCORPORATION

CHAPTER I GENERAL PROVISIONS

Article 1 (Name) The name of the company shall be “DoubleDown Interactive Co., Ltd.’ (hereinafter referred to as the “Company”) <Amended on June 24, 2014, May 2, 2016, May 11, 2017, Nov 27, 2019>

Article 2 (Purposes) The purposes of the Company is to engage in the following business activities: <Amended on August 1, 2011, May 11, 2017>

1.	Portals and other internet information media service activities;

2.	Data base activities and online information provision services;

3.	Data processing;

4.	Computer programming services;

5.	Computer system integration consultancy and establishment services;

6.	Online and mobile game software development and supply;

7.	System software development and supply;

8.	Application software development and supply;

9.	Electronic commerce via internet;

10.	Retail of computers, computer peripheral equipment and software;

11.	Wholesale of computers, computer peripheral equipment and software;

12.	Advertising agencies;

13.	Advertising preparation;

14.	Game publishing business;

15.	Character and digital · cultural contents related business;

16.	Marketing agencies services and advertising and promotion;

17.	Venture investment, incubating and consulting services;

18.	Real estate sales and lease services;

19.	Activities of head offices, holding companies and management consultancy; and

20.	Other activities incidental to each of the aforementioned business.

Article 3 (Location of Head Office) The Company shall have its registered headquarter office in Seoul. <Amended on September 1, 2016>

Article 4 (Branch Offices, etc.) The Company may establish branch offices, sub-branches, local offices and overseas subsidiaries in or outside Korea upon resolution by the Board of Directors.

Article 5 (Public Notice) Public notice shall be given by posting the notice on the Company’s internet homepage at (http://www.doubledowninteractive.com); provided, however, in the event of the occurrence of any computer problems or other unavoidable causes which prevents the posting of a notice on the Company’s internet homepage, public notice shall be given by publishing the notice in Maeil Business News Korea, a daily newspaper published in the city of Seoul.

<Amended on June 24, 2014, September 1, 2016, Nov 27, 2019>

CHAPTER II SHARES

Article 6 (Total Number of Shares) The total number of shares that the Company is authorized to issue shall be 200,000,000 shares.

<Amended on August 1, 2011 and May 11, 2017>

Article 7 (Shares to be issued at the Time of Incorporation The total number of shares to be issued at the time of incorporation of the Company shall be 60,000 shares.

Article 8 (Par Value) The par value per share to be issued by the Company shall be 10,000 Korean Won. <Amended on May 12, 2017>

Article 9 (Types of Shares) All shares to be issued by the Company shall be common shares.

Article 10 (Electronic Registration of Rights to be Recorded on Share Certificates and Preemptive Right Certificates) The Company shall register the rights to be recorded on share certificates and preemptive right certificates with the electronic registration ledger of the electronic registration authority, in lieu of issuing share certificates and preemptive right certificates. <Amended on May 2, 2016, March 27, 2019>

Article 11 (Preemptive Rights)

(1)	Shareholders of the Company shall have the preemptive rights to subscribe for the new shares in proportion to their respective share holdings.

(2)

Notwithstanding the foregoing, in the following instances the preemptive rights of the existing shareholders shall not be acknowledged, and the new share’s distribution ratio or the persons to be allocated with the new shares may be determined by the resolution of the Board of Directors and general meetings: <Amended on May 2, 2016, May 11, 2017>

1.

When issuing new shares to increase its capital through public offering to the extent not exceeding fifty (50) percent of the total number of issued and outstanding shares pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act;

2.	When preferentially allocating new shares to members of the Employees Share Ownership Association to the extent not exceeding twenty (20) percent of the total number of issued and outstanding shares;

3.	When issuing new shares as a result of the exercise of stock options pursuant to Article 340 of the Commercial Act;

4.

When issuing new shares for the purpose of the foreign investment made under the Foreign Investment Promotion Act, for the Company’s managerial reasons to the extend not exceeding twenty (20) percent of the total number of issued and outstanding shares;

5.

When issuing new shares to the extent not exceeding twenty (20) percent of the total number of issued and outstanding shares to a new technology venture capitalist and new technology venture investment association pursuant to the Specialized Credit Finance Business Act and to an investment company for the establishment of small and medium enterprise and a small and medium enterprise establishment investment association pursuant to the Support for Small and Medium Enterprise Establishment Act.

6.

When allocating new shares to the other company to the extent not exceeding twenty (20) percent of the total number of issued and outstanding shares for strategic partnership such as through the introduction of high technology, business diversification, overseas expansion and fundraising;

7.

When it’s necessary to achieve the Company’s business objectives such as an introduction of new technology, improvement of financial structure, new market development and strategic partnership pursuant to a proviso of the Article 418(2) of the Commercial Act to the extent not exceeding twenty (20) percent of the total number of issued and outstanding shares;

8.

When issuing new shares to financial institutions or institutional investors, domestic and overseas, to the extent not exceeding twenty (20) percent of the total number of issued and outstanding shares for managerial purpose including raising emergency funds; or

9.	When offering new shares to the public or has an underwriter subscribe for such public offerings in order to have its shares listed on the Korea Exchange.

(3)

If a shareholder(s) waives or forfeits all or part of his/her preemptive rights to subscribe for new shares, or any fractional shares are made in the course of allotting new shares, the method of dealing with such new shares or fractional shares shall be determined by a resolution of the Board of Directors or the general meeting of shareholders. <Amended on May 2, 2016>

Article 11-2 (Stock Option)

(1)

The Company may grant stock options as set forth in the relevant laws and regulations to its executives and employees by a special resolution of the general meeting of shareholders, to the extent not exceeding ten (10) percent of the total number of issued and outstanding shares.

(2)

The shares to be issued or delivered upon the exercise of the stock option (referring to the shares functioning as the base for calculating the difference in case where the Company pays the difference between the exercising price of the stock option and the market price either in cash or by the treasury shares) shall be common shares in registered form.

(3)

The exercising price per one share subject to the exercise of the stock option shall exceed a price falling under any of the following subparagraphs. This shall also apply when adjusting the exercising price after the grant of the stock option.

1.	In cases of issuing new shares, the higher amount between their substantial price as of the date of granting the stock option and their face value; and

2.	In cases of transferring the company’s own shares, their substantial price as of the date of granting the stock option.

(4)

The number of executives and employees who may be granted with a stock option shall not exceed ninety (90) percent of the total existing executives and employees, and the stock option to be granted to a single executive or employee shall not exceed ten (10) percent of the total number of issued and outstanding shares.

(5)

The persons who are eligible for stock options are executives and employees who have contributed or have the capacity to contribute to the establishment, management, or technological innovation of the Company; provided, however, that those who fall under any of the following shall be disqualified:

1.	A stockholder who holds ten (10) percent or more of the total outstanding shares excluding non-voting shares;

2.	A person who actually exercises influence over major management matters of the Company, such as appointment or dismissal of directors and auditors; and

3.	Any person in special relationship with a person falling under subparagraph 1 or 2. <Amended on May 2, 2016>

(6)

The stock option may be exercised from the date on which such right may be exercised until the date to be determined by a general meeting of shareholders or the Board of Directors within the extent of five (5) years.

(7)

Any person who is granted a stock option shall be allowed to exercise such stock option only after holding office or serving in the Company for no less than two (2) years from the date of the resolution mentioned in Paragraph (1). However, in case any person who is granted a stock option, within two (2) years from the date of resolution mentioned in Paragraph (1), deceases or retires or resigns from his/her office due to age limit, or retires or resigns from his/her office without any cause attributable to such person, such person shall be allowed to exercise the stock option within the exercise period.

(8)	The Company may cancel the grant of stock options by the resolution of the Board of Directors in any of the following cases:

1.	In case an executive or employee to whom a stock option is granted voluntarily resigns from his/her office;

2.	In case an executive or employee to whom a stock option is granted causes the Company to incur substantial and material damages due to his/her willful misconduct or negligence;

3.	In case the Company is unable to comply with the exercise of the stock option due to its bankruptcy or insolvency; or

4.	In case where any cause for cancellation as set forth in the stock option agreement occurs.

[Newly established on September 10, 2010]

Article 12 (Title Transfer Agent)

(1)	The Company shall retain a transfer agent for shares.

(2)	The transfer agent, its office and the scope of its services shall be determined by the resolution of the Board of Directors.

(3)

The Company shall keep its register of shareholders or a duplicate thereof, at the office of the transfer agent and cause the transfer agent to handle electronic registration of shares, maintenance of the register of shareholders and other matters in relation to the shares of the Company.

(4)

Those activities undertaken by the transfer agent described in Paragraph (3) shall be performed in accordance with the Regulations for Securities Agency Business of the Transfer Agent. <Amended on March 27, 2019>

Article 13 (Suspension of Altering Entry in the Register of Shareholders and Record Date)

(1)	The Company shall suspend entry of alterations in the list of shareholders with respect to shareholders’ rights from January 1 through January 31 of each year.

(2)

The Company shall deem those shareholders whose names appear in the list of shareholders on December 31 of each year to be the shareholders who are entitled to exercise their rights as shareholders at the annual meeting of shareholders to be convened in respect of the said period for the settlement of accounts.

(3)

The Company may suspend entry of alterations in the list of shareholders with respect to shareholders’ rights for a given period not exceeding three (3) months, if necessary for convening a special meeting of shareholders by a resolution of the Board of Directors; or may deem those shareholders whose names appear in the list of shareholders on the date as specified to be within three (3) months upon the resolution of the Board of Directors to be the shareholders who are entitled to exercise their rights as shareholders. In such a case, the Board of Directors may designate such a record date, together with suspension of altering entry in the list of shareholders if the Board of Directors deems it necessary. In order to do so, the Company shall give a notice two (2) weeks prior to the period of suspension or the record date. <Amended on September 10, 2010, March 27, 2019>

Article 14 (Report of Address and Registration of Seal Impression) <Deleted on March 27, 2019>

Article 14-2 (Register of Shareholders) The Company’s register of shareholders shall be prepared in electronic document in accordance with the Article 352(2) of the Commercial Act. [Newly established on March 27, 2019]

CHAPTER III BONDS

Article 15 (Issuance of Convertible Bonds)

(1)

The Company may issue convertible bonds to persons other than shareholders up to an aggregate par value of three (3) hundred billion (300,000,000,000) Korean Won by the resolution of the Board of Directors in any of the following cases:

1.	In case the Company issues convertible bonds through a general public offering;

2.	In the case the Company issues convertible bonds to financial institutions or institutional investors, domestic or overseas, for the purpose of raising emergency funds; or

3.

In the case the Company issues convertible bonds to the other party for the introduction of technology, research and development, production and sales, and capital alliances which are important in its business operation.

(2)	The type of shares to be issued upon conversion and the conversion price shall be determined by the Board of Directors at the time of issuance of the relevant convertible bonds.

(3)

The conversion period shall be from the date on which one (1) month has elapsed after the date of issuance of the bonds to the date immediately prior to the redemption date of the bonds. However, the conversion period may be adjusted so that it is limited to a period within the period stated above by the resolution of the Board of Directors.

(4)

Provisions of the Article 11 shall apply mutatis mutandis for the matters on the dividends on shares to be issued upon conversion and the payment of interest on the convertible bonds. [Newly established on May 11, 2017]

Article 16 (Issuance of Bonds with Warrants)

(1)

The Company may issue bonds with warrants to persons other than shareholders upon the resolution of the Board of Directors up to an aggregate par value amount of two hundred billion (200,000,000,000) Korean Won in accordance with Article 16(1) hereof.

1.	In case the Company issues le bonds with warrant through a general public offering;

2.	In the case the Company issues bonds with warrant to financial institutions or institutional investors, domestic or overseas, for the purpose of raising emergency funds; or

3.

In the case the Company issues bonds with warrant to the other party for the introduction of technology, research and development, production and sales, and capital alliances which are important in its business operation.

(2)

The amount within which a holder of such bonds with warrant is entitled to request issuance of new shares shall be determined by the Board of Directors, to the extent of not exceeding the aggregate par value of such bonds.

(3)

The class of shares to be issued upon exercise of warrants shall be common shares. The issue price shall be determined by the Board of Directors upon issuance of the relevant bonds with warrants at or above the par value.

(4)

The period during which warrants may be exercised shall be from the date on which one (1) month (or thirty (30) days) has elapsed from the date of issuance of the bonds to the date immediately prior to the redemption date of the bonds; provided, however, that in case the Company issues the bonds by other means than public offering, such period shall be from the date on which one (1) year has elapsed after the date of issuance of the bonds to the date immediately prior to the redemption date of the bonds. However, the warrant exercise period may be adjusted to a period within the period stated above by the resolution of the Board of Directors

(5)	Provisions of the Article 11 shall apply mutatis mutandis for the matters on the dividends on shares to be issued upon exercise of warrants. [Newly established on May 11, 2017]

Article 16-2 (Electronic Registration of Rights to be Recorded on Bond Certificates and Warrant Certificates) The Company shall register the rights to be recorded on bond certificates and warrant certificates with the electronic registration ledger of the electronic registration authority, in lieu of issuing bond certificates and warrant certificates. [Newly established on March 27, 2019]

Article 17 (Applicable Provisions for Issuance of Bonds) The provisions of Article 12 shall apply mutatis mutandis with respect to the issuance of bond. [Newly established on May 11, 2017] <Amended on March 27, 2019>

CHAPTER IV GENERAL MEETING OF SHAREHOLDERS

Article 18 (Ordinary and Special General Meetings and Time of Convocation)

(1)	General meetings of shareholders shall be of two types of ordinary and special general meetings.

(2)	Ordinary general meetings of shareholders shall be convened within three (3) months after the close of each business year.

Article 19 (Persons Entitled to Convene the Meetings) General meetings of shareholders shall be convened by a representative director in accordance with the resolution of the Board of Directors except as otherwise provided in other laws and regulations. If the representative director is absent or unable to convene the general meetings, another director appointed by the Board of Directors shall convene the general meetings.

Article 20 (Public Notice of Convocation)

(1)

When convening a shareholders’ meeting, each shareholder shall be notified of the date, place, and agenda of the meeting in writing two (2) weeks prior to the date of the meeting; provided, however, that such period may be shortened or omitted with the consent of all shareholders in writing, by telegraphic communications or by email prior to the date of the meeting.

(2)

When the Company convenes a meeting of shareholders pursuant to the preceding paragraph, if the agenda of such meeting is the matters on an appointment of a director or auditor, the Company shall give notice on the name, profile, recommender of the candidate for a director or an auditor and other matters related to such candidate as set forth in the Enforcement Decree of the Commercial Act. <Amended on May 2, 2016>

(3)

The Company shall attach to the written notice of convocation in the Paragraph 1, any written document and reference materials which may be necessary for the shareholders to exercise their voting rights. <Amended on May 2, 2016>

Article 21 (Place of Convening a Meeting of Shareholders)

The general meeting of shareholders shall be held in the place where the head office of the Company is located and may also be held in any other convenient place adjacent to it, whenever circumstances require.

Article 22 (Chairman)

(1)	A representative director shall serve chairman of general meetings of shareholders

(2)

In the event that the representative director is absent or fails to serve as chairman of any general meetings of shareholders, any person previously designated by the general meeting of shareholders shall act as the chairman; provided, however, that in case nobody has been designated to act as the chairman by the general meeting of shareholders, the provisions of Article 32 shall apply mutatis mutandis. <Amended on March 27, 2019>

Article 22-1 (Special Resolution of General Shareholders’ Meeting) <Deleted on May 11, 2017>

Article 22-2 (Ordinary Resolution of General Shareholders’ Meeting) <Deleted on May 11, 2017>

Article 23 (Quorum for Resolution) <Deleted on August 1, 2011>

Article 23 (Voting Rights) Each shareholder shall have one (1) vote for each share he/she owns.

Article 24 (Exercise of Voting Rights) <Amended on May 2, 2016>

(1)	Shareholders may exercise their voting rights in writing without attending the general meetings of shareholders.

(2)

Any shareholder who wants to exercise his/her voting right in writing shall submit any necessary written details for the exercise of voting rights no later than the date immediately preceding to the meeting.

(3)

A shareholder may exercise his/her vote by proxy. In such a case, the proxy shall present evidentiary documents (power of attorney) for his/her power of representation before the general meeting of shareholders commences.

Article 25 (Exercise of Voting Right by Proxy)

(1)	A shareholder may exercise his/her vote by proxy.

(2)

The proxy in the preceding paragraph shall present evidentiary documents (power of attorney) for his/her power of representation before the general meeting of shareholders commences. [Newly established on May 11, 2017]

Article 26 (Method of Adopting Resolutions at Meeting of Shareholders)

Unless otherwise provided in the relevant laws and regulations, all resolutions of a meeting of shareholders shall be passed by the affirmative votes of the majority of shareholders present at the meeting of shareholders, which shall not be less than a quarter of the total number of issued and outstanding shares of the Company.

Article 27 (Minutes of General Meeting of Shareholders)

The substance of the course and proceedings of a general meeting of shareholders and the results thereof shall be recorded in minutes, on which the names and seals of the chairman and the directors present at the meeting shall be affixed or be signed by such persons, and shall be kept at the head office and branches of the Company. <Amended on September 10, 2010>

CHAPTER V DIRECTORS, BOARD OF DIRECTORS, REPRESENTATIVE DIRECTOR, AUDITORS

Article 28 (Number of Directors and Auditors)

(1)	The Company shall have not less than three (3), but not more than six (6) directors including a representative director.

(2)	The Company shall have one (1) or more auditor(s).

(3)	Notwithstanding paragraph (2) above, the Company may choose not to appoint auditors, if the Company’s total capital is less than one (1) billion Won. <Amended on September 10, 2010, May 11, 2017>

(4)

In the event the number of outside directors does not satisfy the requirement set forth in Paragraph (1) above due to a cause such as death or resignation of outside directors, the number of outside directors required to satisfy the above requirement shall be elected at the first general meeting of shareholders held thereafter. <Amended on March 27, 2019>

Article 29 (Election of Directors and Auditors)

(1)	Directors and Auditors shall be elected during a meeting of shareholders.

(2)	A resolution for electing directors and auditors shall be passed by the affirmative votes of a majority of shareholders holding a majority of the total number of issued and outstanding shares,

present at the meeting of shareholders. However, no shareholder who holds more than three (3) percent of the total number of issued and outstanding shares, exclusive of non-voting shares, shall exercise his/her voting rights in respect of such excess shares beyond the above limit, in the appointment of auditors. <Amended on September 10, 2010>

Article 30 (Term of Office of Directors and Auditors)

(1)

The term of office of directors shall be three (3) years; provided, however, that the term of office shall be extended until the close of the ordinary general meeting of shareholders convened in respect of the last fiscal year of such term of office.

(2)

The term of office of auditors shall be until the close of the ordinary meeting of shareholders convened in respect of the last period for the settlement of accounts within three (3) years after his/her inauguration as auditor.

Article 31 (Election to Fill a Vacancy)

(1)

If there is a vacancy in the number of directors or auditors, a director or auditor shall be elected at a meeting of shareholders to fill such a vacancy; provided, however, that the foregoing provision shall not apply if the number of the existing directors or auditors in office is not less than the number of directors or auditors provided in the statute and no hindrance is caused to carrying on the Company’s business thereby.

(2)	Term of office of directors or auditors elected to fill a vacancy or as part of reinforcement shall be deemed the same as the remaining term of office of other directors and auditors.

Article 32 (Duties of Directors)

(1)	The Company may appoint one (1) representative director out of directors, and a vice president, senior executive director and executive director by resolutions of the Board of Directors.

(2)	The Company may appoint a few representative directors or co-representative directors whenever circumstances require.

(3)	A representative director shall represent the directors and direct the Company’s overall business.

(4)

A vice president, senior executive director, executive director and director shall assist the representative director; share the execution of the Company’s business as determined by the Board of Directors; and serve as an acting representative director in accordance with the order designated by the Board of Directors in case the representative director is absent or unable to execute his/her duties.

<Amended on May 11, 2017>

Article 33 (Duties of Auditors)

(1)	Auditors shall audit the Company’s accounting and general operations.

(2)	Auditors may attend the meeting of the Board of Directors to represent his/her opinion.

Article 34 (Minutes of Audit) Auditors shall state the methods of conducting the audit and its result in the minutes of audit and the minutes of audit shall be signed and sealed by or shall bear the signatures of the auditor who has conducted such audit

Article 35 (Composition of the Board of Directors and Convening of Meetings)

(1)	The Board of Directors shall be composed of directors and make major decisions on the Company’s business

(2)	Meetings of the Board of Directors may be called by any director, unless the Board of Directors has designated a specific director who shall call such meetings.

(3)

Notice for the meeting of the Board of Directors shall be dispatched by the director who calls the meeting to each of the individual directors and auditors at least one (1) week prior to the date set for such meeting, provided, however, that if all directors and auditors unanimously consent to holding a meeting of the Board of Directors, the procedure of convening a meeting may be omitted

(4)

The chairman of the Board of Directors shall be appointed by the Board of Directors, unless the Board of Directors has designated a specific director who shall call the meetings of the Board of Directors pursuant to the proviso of Paragraph 2, in which case such director shall be the chairman. <Amended on March 27, 2019>

Article 36 (Quorum and Adoption of Resolutions)

(1)

A resolution of the Board of Directors shall be adopted in the presence of a majority of directors in office by the affirmative votes of a majority of directors present at the meeting; provided, however, that the resolution for the following matters shall be adapted by an affirmative votes of 3/4 of the directors present:

1.	Amendment to Articles of Incorporation;

2.	Issuance or Grant of new shares (right or bonus issue), bonds (including share-related bonds), stock option, and other similar rights to a third party;

3.

Application of dissolution, liquidation or insolvency proceedings; merger, split-up, partition merging, All-inclusive exchange or transfer of shares, business transfer or take-over, acquisition of other companies, management consignment, and other significant changes to the Company’s structure;

4.

Act of purchasing, selling off, replacing, disposing of assets not less than five (5) percent of total assets reported on the previous year’s audit report per case or not less than ten (10) percent of the total assets reported on the previous year’s audit report based on annual cumulative amount;

5.

Act of borrowing new funds or bearing liabilities equivalent to not less than five (5) percent of total assets reported on the previous year’s audit report per case or not less than ten (10) percent of the total assets reported on the previous year’s audit report based on annual cumulative amount;

6.

Transactions with affiliated companies (referring to the companies falling under the affiliated companies in the Monopoly Regulation and Fair Trade Act), executives and employees, shareholders, specially-related persons thereof (referring to the persons falling under the scope of the Financial Investment Services and Capital Markets Act), the amount of which are exceeding one (1) billion Korean Won;

7.	Resolutions or payment of the dividends in cash or stock or in the form of the Company’s other assets;

8.	Establishment of Employees Share Ownership Association and allocation of shares therefor;

9.

Act of reorganizing the structure such as establishment, acquisition or sell-off of subsidiaries or joint venture companies, capital increases or decreases for subsidiaries, amalgamation or division of subsidiaries;

10.	Transfer of the Company technology (including the establishment of a new company) or approval of directors’ competitive transaction or concurrent offices;

11.	Capital reduction;

12.	Acquisition of treasury shares; or

13.	Embarking on the other business significantly affecting the operation of the Company’s business and discontinuing all or important part of its business activities.

(2)

The Board of Directors may allow all or part of the directors in office to exercise his/her and/or their voting rights by means of telecommunication through which they may transmit and receive visual images and voices at the same time without being physically present at a meeting of the Board of Directors. In such case, the concerned director(s) shall be deemed to have attended the meeting of the Board of Directors in person.

(3)	A Director who has a special interest in a matter on the agenda for resolution may not exercise his/her vote upon such matter. <Amended on May 11, 2017>

Article 37 (Minutes of the Board of Directors) The Board of Directors shall record the proceedings of every meeting of the Board of Directors and a chairman and all directors and auditors present at the meeting shall sign and seal the same or affix their signatures thereto.

Article 37 (Retirement Allowances of Executives)

<Deleted on May 11, 2017>

Article 38 (Appointment of Advisors) The Company shall appoint a few advisors for management and technology by the resolution of the Board of Directors.

Article 39 (Remuneration and Retirement Allowances for Executives)

(1)	Remuneration for directors shall be determined by the resolution of a general meeting of shareholders.

(2)	Retirement allowances for directors shall be paid in accordance with the Company’s regulation concerning retirement allowances for executives. <Amended on May 11, 2017>

Article 40 (Committee)

(1)	The Company may install a committee in the Board of Directors to discuss and decide the matters delegated by the Board of Directors including major considerations for the Company’s business operation.

(2)	The committee in the Board of Directors shall be comprised of two (2) or more directors and the structure and operation thereof shall be determined by the resolution of the Board of Directors.

(3)	Authorities over each of the following matters shall not be delegated to the committee:

1.	Any matters that require approval from the general meeting of shareholders;

2.	Appointment and dismissal of the representative director;

3.	Establishment of the committee and the appointment and dismissal of its members; and

4.	Any other matters determined by the Board of Directors.

(4)

The Committee shall notify each of the directors of any adopted matter. In such a case, each director upon receiving the notification may request convocation of the Board of Directors, and the Board of Directors may re-adopt the resolution for the matter already adopted by the committee.

(5)	Except as otherwise provided in other provisions hereof, the provisions in Article 32 to 34 shall apply mutatis mutandis for the matters related to the committee. [Newly established on May 11, 2017]

Article 41 (Appointment of Representative Director) A representative director shall be appointed by the Board of Directors. [Newly established on May 11, 2017]

Article 42 (Duties of Representative Director) A representative director shall represent the Company and direct the Company’s overall business. [Newly established on May 11, 2017] <Amended on March 27, 2019>

CHAPTER VI ACCOUNTING

Article 43 (Business Year) The business year of the Company shall commence on January 1 and end on December 31 of each year.

Article 44 (Preparation, Maintenance and Approval of Financial Statements)

(1)

The representative director (president) of the Company shall prepare and submit to auditors for audit the following documents and their supplementary schedules together with an business report, six (6) weeks prior to the date set for the annual meeting of shareholders convened for the business year to which such documents are related and, upon auditors’ audit, shall submit the aforementioned documents and the business report to the annual meeting of shareholders:

1.	Balance sheet;

2.	Income statement; and

3.	Statement of appropriation of earned surplus or disposition of deficiencies

(2)	Auditor(s) shall submit an auditor’s report to the representative director within four (4) weeks from the date of receiving the document referred to in the Paragraph 1 above.

(3)

The Company shall maintain the documents referred to in the Paragraph 1 above and the auditor’s report in the head office of the Company for five (5) years and their copies in the branch office(s) of the Company for three (3) years respectively, starting from one (1) week prior to the date set for the ordinary meeting of shareholders convened for the business year to which such documents are related.

(4)	In cases where a meeting of shareholders gives approval for the documents listed in Paragraph 1, the Company shall publicly notify the balance sheet without delay.

(5)	Notwithstanding the Paragraph 1, the Company may give an approval by the resolution of the Board of Directors if the following requirements are all met:

1.

An external auditor presents an opinion that each of the documents appropriately represents the Company’s financial conditions and performance of management in accordance with statutes and the provisions hereof; and

2.	The auditors give consent thereto. <Amended on May 11, 2017, March 27, 2019>

Article 45 (Appropriation of Earnings) The Company shall dispose of the unappropriated retained earnings of each business year in the following order of priority:

1.	Earned surplus reserves;

2.	Other statutory reserves;

3.	Dividends;

4.	Discretionary reserves; and

5.	Other appropriation of retained earnings

Article 46 (Dividends)

1	Dividends may be paid in either cash or property other than cash

2	The dividends shall be paid to the shareholders or pledgees whose names appear or are duly registered in the list of shareholders as of the end of each business year.

Article 46-2 (Interim Dividends)

(1)

The Company may pay interim dividends, only one (1) time during a business year by fixing the date by the resolution of the Board of Directors, to its shareholders whose names appear or are duly registered in the list of shareholders as of such date in cash, stock or other assets.

(2)	Interim dividends in the Paragraph 1 shall be paid by the resolution of the Board of Directors.

(3)

If new shares have been issued prior to the respective record dates specified in Paragraph 1 above following the commencement date of the current business year (including those shares issued by way of conversion of convertible bonds or exercise of warrants, conversion of reserves into capital, stock dividends), such new shares shall be deemed to have been issued at the end of the immediately preceding business year with respect to interim dividends hereunder. [Newly established on May 11, 2017]

Article 47 (Statute of Limitation to the Claim for Dividends)

If a claim for dividends has not been exercised for five (5) years, the statute of limitation applicable thereto shall expire.

CHAPTER VII SUPPLEMENTARY PROVISIONS

Article 48 (Company Rules) The Company may adopt, with the approval of the Board of Directors, the Company’s rules and other regulations that may be required for the administration of its affairs. [Newly established on May 11, 2017]

Article 49 (Miscellaneous Provisions) Matters not specifically provided for herein shall be determined in conformity with resolutions adopted at the Board of Directors Meeting or the general meeting of shareholders of this Company, or with the relevant provisions of the Commercial Act of the Republic of Korea, as the case may be. [Newly established on May 11, 2017]

Addendum <December 18, 2007> Article 1 (Effective Date) These Articles of Incorporation shall be effective on December 18, 2007.

Addendum <September 10, 2010> Article 1 (Effective Date) These Articles of Incorporation shall be effective on September 10, 2010.

Addendum <August, 8, 2011> Article 1 (Effective Date) These Articles of Incorporation shall be effective on August, 8, 2011.

Addendum <December 7, 2011> Article 1 (Effective Date) These Articles of Incorporation shall be effective on December 7, 2011.

Addendum <June 24, 2014> Article 1 (Effective Date) These Articles of Incorporation shall be effective on June 24, 2014.

Addendum <May 2, 2016> Article 1 (Effective Date) These Articles of Incorporation shall be effective on May 2, 2016.

Addendum <September 1, 2016> Article 1 (Effective Date) These Articles of Incorporation shall be effective on September 1, 2016.

Addendum <April 11, 2017> Article 1 (Effective Date) These Articles of Incorporation shall be effective on April 11, 2017. (Upon completion of registration)

Addendum <May 11, 2017> Article 1 (Effective Date) These Articles of Incorporation shall be effective on May 11, 2017.

Addendum <May 27, 2019> Article 1 (Effective Date) These Articles of Incorporation shall be effective on May, 27, 2019, the date approved by the ordinary general meeting of shareholders; provided, however, that the amendment to Articles 10, 12, 14, 16-2 and 17 shall be effective on September 1, 2019, the effective date of Enforcement Decree of the Act on Electronic Registration of Stocks, Bonds, etc.

Addendum <Nov 22, 2019> Article 1 (Effective Date) These Articles of Incorporation shall be effective on Nov 27, 2019, the date approved by the extraordinary general meeting of shareholders.

/s/ In Keuk Kim, Chief Executive Officer
Name:	In Keuk Kim